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                                                                    Exhibit 21.1





                              List of Subsidiaries








DreamWorks Animation L.L.C.
DreamWorks, Inc.
DWA Finance I L.L.C.
DreamWorks Post-Production L.L.C.
Pacific Data Images, Inc.
Pacific Data Images L.L.C.